EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 28, 2011, relating to the consolidated financial statements and consolidated financial statement schedule of Progress Energy, Inc. and subsidiaries (“Progress Energy”), and the effectiveness of Progress Energy’s internal control over financial reporting, appearing in the Current Report on Form 8-K of Duke Energy Corporation dated April 1, 2011, and to the reference to us under the heading “Experts,” which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Raleigh, North Carolina

April 1, 2011